Exhibit 4.5

ADOPTION AGREEMENT
ARTICLE 1
PROFIT SHARING/401(K) PLAN

1.01        PLAN INFORMATION

(a)       Name of Plan:

This is the UMB Profit Sharing and 401(k) Savings Plan (the “Plan”)

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1666260641AA

© 2020 FMR LLC

All rights reserved.

AMENDMENT EXECUTION PAGE

Plan Name:	UMB Profit Sharing and 401(k) Savings Plan (the “Plan”)

Employer:	UMB Financial Corporation

[Note: These execution pages are to be completed in the event the Employer modifies any prior election(s) or makes a new election(s) in this Adoption Agreement. Attach the amended page(s) of the Adoption Agreement to these execution pages.]

The following section(s) of the Plan are hereby amended effective as of the date(s) set forth below:

Section Amended	Effective Date
Plan Superseding Provisions Addendum	10/20/2022

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date given below.

Employer:	UMB Financial Corporation	Employer:	UMB Financial Corporation

By:	/s/ Diana Nolan	By:

Title:	AVP/Sr Benefit Plans Administrator	Title:

Date:	10/20/2022	Date:

Note: Only one authorized signature is required to execute this Adoption Agreement unless the Employer’s corporate policy mandates two authorized signatures.

Note: This page may be duplicated, if needed, to allow separate execution when the Employer indicated in Section 1.02(a) is changing.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1666260641AA

© 2020 FMR LLC

All rights reserved.

PLAN SUPERSEDING PROVISIONS ADDENDUM

for

Plan Name:   UMB Profit Sharing and 401(k) Savings Plan

(a)	Superseding Provision(s) – The following provisions supersede other provisions of this Adoption Agreement and/or the Basic Plan Document in the manner described:

The following is added as a new paragraph to the end of Section 11.04:

“Divorce revokes spousal Beneficiary designation. Notwithstanding anything in the Plan to the contrary, if a Participant has designated the Spouse as a Beneficiary, then a divorce decree that relates to such Spouse shall revoke the Participant’s designation of the Spouse as a Beneficiary unless a subsequent Beneficiary designation is made.”

Note: Unless the above-described provisions are of the type found in Section 8.03 of Revenue Procedure 2017-41 as not causing a plan to fail to be identical (i.e., changes to the administrative provisions of the Plan, such as provisions relating to investments or plan claims procedures), the Employer will not be permitted to rely on the Pre-Approved Plan Provider’s opinion letter for qualification of its Plan. In addition, such superseding provisions may in certain circumstances affect the Plan’s status as a pre-approved plan eligible for the 6-year remedial amendment cycle. Superseding provisions which alter only provisions governed by Title I of ERISA and solely administered by the Department of Labor will not impact the ability of the Employer to rely upon the Pre-Approved Plan Provider’s opinion letter.

Pre-Approved Defined Contribution Plan – 06/30/2020	PS Plan
54696-1666260641AA

© 2020 FMR LLC

All rights reserved.

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